Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. Four to Registration Statement on Form S-4 of our reports dated February 22, 2011 relating to the consolidated financial statements of the Predecessor Company and the consolidated financial statements of the Successor Company and the effectiveness of internal control over financial reporting, which appear in Spansion Inc.’s Annual Report on Form 10-K for the year ended December 26, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 2, 2011